Exhibit 99.1

NEWS RELEASE

COMPANY CONTACT	INVESTOR CONTACT
James D. Pawlak	Stanley Berger
Vice President, Chief Financial Officer	Andrew Berger
(847) 439-2210	SM Berger & Company
(216) 464-6400

MATERIAL SCIENCES ENGAGES INVESTOR RELATIONS FIRM

ELK GROVE VILLAGE, Ill., November 11, 2011 /PRNewswire/ — Material Sciences Corporation (NASDAQ:MASC), announced today it has engaged SM Berger & Company to help the Company expand its investor relations program.

“After several years focusing on improving the company’s financial results, we believe now is a good time to enhance our investor relations program,” said Clifford D. Nastas, Chief Executive Officer of Material Sciences. “Stanley and Andrew Berger collectively have over 40 years experience working with institutional and professional investors and have a proven record of improving the awareness and ownership of small- and micro-cap companies. We look forward to working with SM Berger & Company to begin the process of improving communications with the financial community.”

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.